EXHIBIT 99.1

December 7, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
                                                                                                                                 Website: www.midwaygold.com

Midway Appoints K.A. Brunk to Board

Denver, Colorado – Midway Gold Corp. (“Midway”) has appointed Kenneth A. Brunk, the President and Chief Operating Officer, to the Board of Directors. Mr. Brunk, who joined Midway in May 2010, is integral to the transformation of Midway from a pure exploration company to an operating company.

Ken is a graduate Metallurgical Engineer from Michigan Technological University. He has completed accelerated management courses at Harvard, MIT and Darden Business Schools as well as other specialized training in the many facets of operating a business. During his 40 plus years in the mining business he has held several high level executive positions with companies that included Newmont, Romarco, Harrison Western, and Bateman Engineering.  In each of these positions he has played a key role in the development and growth of the companies.

“We are pleased to appoint Ken to the Board. His operating experience will strengthen the Board and provide a much required perspective as we move this company to a bona fide gold producer in the months and years to come.” said Dan Wolfus, Chairman and Chief Executive Officer.

ON BEHALF OF THE BOARD
“Dan Wolfus”
______________________________
Dan Wolfus, Chairman and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to design, build, and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  Midway controls over 65 square miles of mineral rights in the western United States; four advanced projects include: Spring Valley, Pan, Golden Eagle, and Midway.  Two early stage exploration targets are Gold Rock and Burnt Canyon.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.